AGREEMENT

THIS AGREEMENT is dated November 8, 2006 but made effective for all purposes as of first date of sales from Producing Properties described in attached Exhibit “B”, (the “Effective Date”) by and between Delta Oil and Gas, Inc., hereinafter referred to as “Assignor”, and Production Specialties Company, hereinafter referred to as “Assignee”, and together with Assignor, the “Parties.”

RECITALS

Assignor represents that it desires to sell to Assignee all of its interest in the Subject Leases, Agreements, Wells, Well Connections, all associated surface facilities and Pipelines (the Subject Leases, Agreements and Wells collectively hereinafter referred to as the “Producing Properties”).
Assignor represents it owns 12.50% (twelve and one half percent) working interest and 8.5% (eight and one half percent) net revenue interest in these “Producing Properties” described herein. It is Assignee’s express intent to acquire 100% (one hundred percent) of Assignor’s working interest and 100% of Assignor’s net revenue interest in these “Producing Properties”.
Reference is made to that certain Assignment and Bill of Sale dated November 10, 2006, a copy of which is attached as Exhibit “C” by and between Delta Oil and Gas, Inc., Assignor and Production Specialties Company, Assignee.

THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Assignor and Assignee agree as follows:

1.Purchase and Assignment. Subject to and upon all of the terms and conditions hereinafter set forth, Assignor shall sell, transfer, assign, convey and deliver unto Assignee, as of the Effective Date, all of Assignor’s right, title and interest in and to the Producing Properties as described in Exhibit “B”, and Assignee shall purchase, receive, pay for and accept all of the interest of Assignor in the Producing Properties as described in Exhibit “B” from Assignor, as of the Effective Date. Assignor makes this sale without representative covenants or warranties as to title or quantum of interest conveyed, either express or implied.

2. Purchase Price. The sale price for the Producing Properties shall be One Million Five Hundred Thousand Dollars ($1,500,000.00) and shall be payable by wire transfer to the account of Assignor.

3. Conditions Precedent to Obligation of Each Party to Close. The Parties shall consummate the sale and purchase of the Producing Properties contemplated by this Agreement at Closing, provided the following conditions have been satisfied or waived by both Parties:

(a) No suits, actions or other proceedings are pending before any court or governmental entity in which a third party is seeking to restrain, enjoin or otherwise prohibit the consummation of or obtain material damages associated with the transactions contemplated by this Agreement (or the sale of any one or more of the Producing Properties), nor are there (to the best of the Parties’ knowledge and belief) any such actions pending that may result in any suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement (or the sale of any one or more of the Producing Properties). If on Closing a suit, action or other proceeding applicable to some (but not all) of the Producing Properties is pending, Closing with respect to the unaffected Producing Properties will not be delayed and the Parties will undertake a second closing when the above referenced condition to Closing is removed. If the above referenced condition to Closing is not removed as to the affected Producing Properties within sixty (60) days after the Closing, the affected Producing Properties will be removed from this Agreement and the Parties will have no further obligations to each other with respect to the same.

4. Closing. The Closing shall be held on or before November 22, 2006 or such earlier date mutually agreed to by the Parties. At Closing the following will occur:

(a) Assignor and Assignee shall execute, acknowledge and deliver a copy of this Agreement.

(b) Assignee shall deliver to Assignor by wire transfer the Purchase Price as specified in Section 2, hereinabove.

(c) Assignor and Assignee shall execute any necessary forms required by governmental or local agencies for the transfer of the Producing Properties and Assignee shall file same immediately following Closing.

(d) Assignor shall (subject to the terms of any applicable agreements and to the other provisions hereof) deliver to Assignee exclusive possession of the Producing Properties, effective as of the Effective Date.

5. Reservations and Exceptions. The assignment and purchase of the Producing Properties is made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments that are of record or of which Assignee has actual or constructive notice. The burdens are to be limited to those described in those certain letter agreements described in Exhibit “A” attached hereto and made a part of this Agreement.

6. Assumption of Liabilities and Indemnities: As used in this Paragraph 6, "claims" shall include claims, demands, causes of action, liabilities, damages, penalties, fines, assessments, and judgments of any kind or character and all costs and fees in connection therewith. Assignee shall, (i) at the Effective Date assume, and be solely responsible for and comply with all duties and obligations of Assignor, express or implied, with respect to the Interests, including, without limitation, those arising under or by virtue of any lease, contract, operating agreement, other agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority (specifically including, without limitation, any governmental request or requirement to plug, re-plug, and/or abandon any well of whatsoever type, status or classification, or take any clean-up or other action with respect to the property or premises), and (ii) defend, indemnify and hold Assignor free and harmless from any and all claims in connection therewith.

7. Adjustments. All Oil, gas and other production from or attributable to the Producing Properties which was produced after the Effective Date shall belong to Assignee. It is agreed and understood that it shall be Assignor’s responsibility to pay for any costs and joint interest billings attributable to the Properties previously received and received after the Effective Date, but only for costs related to drilling, completing, and tie-in of said wells described in Exhibit B attached to and made a part of this Purchase and Sale Agreement. Within sixty (60) days after closing, Assignor and Assignee will effect a cash adjustment to account for any costs and expenses for incurred by

Assignor prior and after the Effective Date attributable to the Producing Properties prior to sales point which have not been paid by Assignor as of the Closing Date and (c) such other adjustments as may be agreed upon by the parties.

8. Taxes. Ad valorem taxes, real property taxes and similar obligations (“Property Taxes”) shall be prorated as of the Effective Date and settlement shall be made within sixty (60) days after Closing. If any such Property Taxes are not due at Closing, Assignee will thereafter be responsible for payment of same and will invoice Assignor for its pro rata share, providing supporting documentation therefore, and such pro rata share shall be due upon receipt of such billing.

9. Post-Closing Adjustments. After Closing, Assignee shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a statement (“Final Settlement Statement”), a copy of which shall be delivered by Assignee to Assignor no later than sixty (60) days after the Closing, setting forth each adjustment to the Purchase Price necessary to determine the Final Purchase Price and showing the calculation of such adjustments. Assignor shall have ten (10) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Assignee of Assignor’s objection to any item on the statement. If Assignor does not provide written objection(s) within the ten (10) day period, the Final Settlement Statement shall be deemed correct. If Assignor provides written objection(s), then the Final Settlement Statement shall be deemed correct with respect to items not objected to by Assignor. Assignor and Assignee shall immediately meet to resolve and negotiate the objections.

10. Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, to the address as set forth below.

Assignor

Delta Oil and Gas, Inc.
#300-1055 West Hastings Street
Vancouver, B.C. V6E 2E9
CANADA

Assignee

Production Specialties Company
P.O. Box 22497
Bakersfield, CA. 93390-2497

11. Further Assurances. After Closing the Parties shall execute, acknowledge and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement. However, Assignee shall assume all responsibility for notifying the purchasers of production from the Producing Properties, and such other designated persons who may be responsible for disbursing payments for the purchase of such production, of the change of ownership of the Producing Properties. Assignee shall take all actions necessary to effectuate the transfer of such payments to Assignee as of the Effective

Date. Assignor shall have no responsibility or liability for the proper distribution of proceeds from and after the Effective Date.

12. Entire Agreement. This instrument states the entire agreement between the Parties and may be supplemented, altered, amended, modified or revoked by writing only, signed by all parties.

13. Survival. The representations, warranties and agreements contained in this Agreement and in any assignment or certificate or other instrument delivered by or on behalf of either party pursuant to this Agreement shall survive the Closing and shall be unaffected by any investigation made by the other party.

14. Headings. The headings and captions used in this Agreement are for the convenience of the parties only and shall have no significance in the interpretation of this Agreement.

15. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of California. The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before and determined by a court of competent jurisdiction within the State of California.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this agreement is executed effective the 10th day of November, 2006.

ASSIGNOR

Delta Oil and Gas, Inc.

By: /s/ Doug Bolen
Doug Bolen
President

ASSIGNEE

Production Specialties Company

By: /s/ Dero Parker
Dero D. Parker Jr.
President

EXHIBIT “A”

Attached to and made part of that certain Purchase and Sale Agreement dated effective from first date of sales from Producing Properties described on Exhibit “B” between Production Specialties Company and Lario Oil & Gas Company

AGREEMENTS

NA

SUBJECT LEASES

Lease:     05037
Lessor:           C&C Minerals LTD
Lessee:           NNG
Legal:     T-4-N R-3-E
        Sec 7: SW, S2NW, NWNW, SWNE, N2SE
        Containing 400 acres
        Sec 6: SW, NWSE Pt
        Containing 80 acres
        Sec 18: NE
        Containing 160 acres
        Sec 17: W2NW Pt
        Containing 185 acres
        All in Solano County, California

EXHIBIT B
ATTACHED TO AND MADE A PART OF AGREEMENT DATE
EFFECTIVE FROM FIRST DATE OF SALES FROM WELLS LISTED BELOW , BY AND BETWEEN
PRODUCTION SPECIALTIES COMPANY AND LARIO OIL & GAS COMPANY

WELLS, pipelines and all associated equipment: All located in Solano County, California

C&C Minerals NNG #7-1
T-4-N R-3-E Section 7

C&C Minerals NNG #7-2
1500’ North & 420’ West from the S.E. corner of Section 7, Township 4 North, Range 3 East, M.D.B.&M.